JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G, dated February 14, 2018, with respect to the shares, par value CHF 0.04 per share, of Credit Suisse Group AG, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Joint Filing Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of February, 2018.

OLAYAN INTERNATIONAL LIMITED

By:	/s/ Aziz Syriani
Name:	Aziz Syriani
Title:	Director

OLAYAN INVESTMENTS COMPANY ESTABLISHMENT

By:	/s/ Nadim Tabbara	/s/ Tawfiq Awwad
Name:	Nadim Tabbara	Tawfiq Awwad
Title:	Authorised Signatory	Authorised Signatory

COMPETROL ESTABLISHMENT

By:	/s/ Nadim Tabbara	/s/ Tawfiq Awwad
Name:	Nadim Tabbara	Tawfiq Awwad
Title:	Director	Director

CRESCENT LUXEMBOURG S.A.R.L.

By:	/s/ Nabil Moussallem	/s/ Eleni Kouletaki
Name:	Nabil Moussallem	Eleni Kouletaki
Title:	Manager A	Manager B

COMPETROL LUXEMBOURG S.A.R.L.

By:	/s/ Nabil Moussallem	/s/ Eleni Kouletaki
Name:	Nabil Moussallem	Eleni Kouletaki
Title:	Manager A	Manager B

CRESCENT HOLDING GMBH

By:	/s/ Nadim Tabbara	/s/ Tawfiq Awwad
Name:	Nadim Tabbara	Tawfiq Awwad
Title:	Managing Director	Managing Director